Exhibit 99.1

Bitstream Inc. Reports Second Quarter Results for 2010

The Company reported that second quarter revenue increased 4% to $5,435,000, as compared to the second quarter of 2009, as well as 4% sequential growth as compared to the first quarter of 2010.

MARLBOROUGH, MA—(Business Wire)—August 16, 2010—Bitstream Inc. (Nasdaq: BITS) today reported that total revenue increased by $186,000 or 4% to $5,435,000 for the three months ended June 30, 2010 as compared to total revenue of $5,249,000 for the three months ended June 30, 2009 and $227,000 or 4.4% sequentially as compared to $5,208,000 for the three months ended March 31, 2010. The Company’s aggregate cash, cash equivalents, and investments at June 30, 2010 totaled $12,133,000, a decrease of $5,896,000, as compared to a balance of $18,029,000 at December 31, 2009, reflecting the use of $6,528,000 of cash to purchase certain assets of Press-sense Ltd.

“Our revenue growth during the second quarter was due to both the continued strength of our e-commerce sales and the return to growth of our OEM font and font technology business with several new placements being signed during the quarter which we expect will generate increased royalties for us over the coming years,” said Anna Magliocco-Chagnon, President and Chief Executive Officer. “We are pleased that our bid for the assets of Press-sense during the second quarter was successful and look forward to integrating the iWay products with our Pageflex product line. Adding major OEM relationships to our Pageflex suite of products will better position Pageflex to return to growth in the long term and to come out from under the affects of the current print industry’s reluctance to make capital purchases due to economic concerns in the near term. By fully automating the creation, production, and back-office processes for document orders, we will provide the tools to enable our customers to maximize production efficiency, monitor and reduce costs, and increase profits. We are also excited to see the phenomenal growth in our BOLT user base during the second quarter. Our user base of over 10 million users worldwide will position us well as we continue to sign deals to monetize our BOLT offering through advertising. In addition to advertising, we continue to pursue monetization through device manufacturers and carriers and we are hiring senior talent from the mobile browsing space to help us expand this effort as we continue to make the investments needed to make this product line successful.”

Our e-commerce sales increased during the three months ended June 30, 2010, which led to an increase in direct third party cost of revenue, consisting primarily of royalty expenses, of $417,000 or approximately 27%, as compared to the three months ended June 30, 2009. Operating expenses increased $820,000 to $3,570,000 for the three months ended June 30, 2010 from $2,750,000 for the three months ended June 30, 2009. The increase was primarily due to increases in research and development (“R&D”) and general and administrative (“G&A”) expenses of $434,000 and $361,000, respectively. The increase in R&D expense was primarily $269,000 in salaries and benefits, including $162,000 related to the addition of R&D resources related to the iWay product line, as well as, an increase in the use of subcontractors and in facility costs of $75,000 and $69,000 respectively. The increase of G&A expense was primarily the result of $322,000 in acquisition costs associated with the purchase of assets from Press-sense Ltd. and $42,000 from additional G&A resources.

GAAP Results

Our loss from operations was $(714,000) for the three-months ended June 30, 2010, and our operating income for the three-months ended June 30, 2009 was $358,000. Our net loss for the three months ended June 30, 2010 was ($685,000) or ($.07) per share and our net income for the three months ended June 30, 2009 was $319,000 or $.03 per fully diluted share.

Non-GAAP Results

Our Non-GAAP results for the three months ended June 30, 2010 exclude stock-based compensation expense, the amortization of intangible assets primarily acquired from Press-sense Ltd. and acquisition costs for certain assets of Press-sense Ltd. Our Non-GAAP loss from operations was $(94,000) for the three months ended June 30, 2010, while our operating income for the three months ended June 30, 2009 was $571,000. Our Non-GAAP net loss was $(65,000) or $(0.01) per share for the three months ended June 30, 2010, while our net income for the three months ended June 30, 2009 was $532,000 or $0.05 per fully diluted share. A reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

CONFERENCE CALL REMINDER

Today, August 16, 2010 at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended June 30, 2010:

•	Domestic Dial-in number: 1-866-835-8825

•	International Dial-in number: 1-703-639-1407

Call into the conference number 5-10 minutes prior to the start time. An operator will request that you provide your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact Bitstream at (617) 497-6222.

A replay of the conference call will be available through August 26, 2010 (access code): 1476651

•	Domestic Replay number: 1-888-266-2081

•	International Replay number: 1-703-925-2533

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2009.

Use of Non-GAAP Financial Information

To supplement the financial measures presented in the Company’s press release in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company also presents non-GAAP measures relating to income or loss from operations, net income or loss and net income or loss per diluted share which were adjusted from amounts determined based on GAAP to exclude share-based compensation expenses, as well as expenses from the amortization of intangible assets primarily acquired from Press-sense Ltd. and the acquisition costs for acquiring certain assets of Press-sense Ltd.

The Company believes these non-GAAP financial measures will enhance the reader’s overall understanding of Bitstream’s current financial performance and the Company’s prospects for the future by providing a higher degree of transparency for certain financial measures and providing a level of disclosure that helps investors understand how the Company plans and measures its own business.

These financial measures are not in accordance with GAAP, should not be considered an alternative for measures prepared in accordance with GAAP, and may have limitations in that they do not reflect all of Bitstream’s results of operations as determined in accordance with GAAP.

These non-GAAP measures should only be used to evaluate Bitstream’s results of operations in conjunction with the corresponding GAAP measures. The presentation of non-GAAP information is not meant to be considered superior to, in isolation from or as a substitute for results prepared in accordance with GAAP.

About Bitstream

Bitstream Inc. develops software technologies and applications for the graphic art and mobile communications industries. Bitstream’s award-winning fonts and font technologies enable device manufacturers and application developers to render the highest quality text in any language, on any device, at any resolution. The company’s MyFonts brand is the world’s leading provider of fonts to consumers. Bitstream’s Pageflex brand enables marketers to easily produce customized communications in print, email and online. The company’s latest offering is the BOLT mobile browser, which has been installed by millions of users worldwide since its release in February 2009. For more information visit www.bitstream.com.

Bitstream Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Software license	$4,319	$4,084	$8,336	$7,849
Services	1,116	1,165	2,307	2,401

Total revenue	5,435	5,249	10,643	10,250

Cost of revenue:
Software license	2,087	1,602	4,298	3,167
Services	492	539	954	1,122

Total cost of revenue	2,579	2,141	5,252	4,289

Gross profit	2,856	3,108	5,391	5,961

Operating expenses:
Marketing and selling	899	874	1,702	1,907
Research and development	1,627	1,193	3,019	2,407
General and administrative	1,044	683	1,787	1,455

Total operating expenses	3,570	2,750	6,508	5,769

Operating income (loss)	(714)	358	(1,117)	192

Interest and other income, net	51	16	64	35

Loss before provision for income taxes	(663)	374	(1,053)	227
Provision for income taxes	22	55	30	61

Net income (loss)	$(685)	$319	$(1,083)	$166

Basic and diluted net income (loss) per share	$(0.07)	$0.03	$(0.11)	$0.02

Basic weighted average shares outstanding	9,876	9,786	9,856	9,755
Diluted weighted average shares outstanding	9,876	10,152	9,856	10,140

Bitstream Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$3,965	$17,915
Accounts receivable, net	1,177	1,689
Prepaid expenses and other current assets	779	802
Short-term investments-certificates of deposit	114	114

Total current assets	6,035	20,520

Property and equipment, net	667	643

Other assets:
Long-term investments-marketable securities	8,054	—
Restricted investment-long-term	136	136
Goodwill	3,537	727
Intangible assets	3,655	78

Total other assets	15,382	941

Total assets	$22,084	$22,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$996	$1,091
Accrued payroll and other compensation	763	261
Other accrued expenses	712	808
Deferred revenue	1,744	1,762

Total current liabilities	4,215	3,922

Long-term deferred rent	536	536

Total liabilities	4,751	4,458

Total stockholders’ equity	17,333	17,646

Total liabilities and stockholders’ equity	$22,084	$22,104

Bitstream Inc. and Subsidiaries

Non-GAAP Results

(In Thousands, Except Per Share Data)

(unaudited)

The following table shows Bitstream’s non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating income (loss):
GAAP operating income ( loss)	$(714)	$358	$(1,117)	$192
Stock-based compensation	258	206	485	400
Amortization of intangible assets	40	7	47	14
Acquisition costs	322	—	322	—

Non-GAAP operating income (loss)	$(94)	$571	$(263)	$606

Net income (loss):
GAAP net income (loss)	$(685)	$319	$(1,083)	$166
Stock-based compensation	258	206	485	400
Amortization of intangible assets	40	7	47	14
Acquisition costs	322	—	322	—

Non-GAAP net income (loss)	$(65)	$532	$(229)	$580

Diluted Net Income (loss) Per Share:
GAAP net income (loss) per share	$(0.07)	$0.03	$(0.11)	$0.02
Stock-based compensation per share	0.03	0.02	0.05	0.04
Amortization of intangible assets per share	—	—	0.01	—
Acquisition costs per share	0.03	—	0.03	—

Non-GAAP net income (loss) per share	$(0.01)	$0.05	$(0.02)	$0.06

For the three and six months ended June 30, 2010, diluted net loss per share is based on 9,876 and 9,856 weighted average shares outstanding, respectively. Diluted net income per share is based on 10,152 and 10,140 fully diluted weighted average shares outstanding for the three and six months ended June 30, 2009, respectively.

Investors:

EPOCH Financial Group

Victor Thompson, 888-751-1306

vthompson@epochfinancial.com